Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Ener1, Inc.
Ft. Lauderdale, FL

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3, of our report dated April 4, 2007, relating to the consolidated financial statements as of December 31, 2006 and 2005 and for the years then ended, and to the reference to our firm under the caption "Experts" in the Registration Statement.

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

January 18, 2008